EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
Third Quarter 2017 Conference Call
November 2, 2017
10 a.m. CT

Introductory Comments - Joe Calabrese

Good morning everyone and welcome to today’s call to review results for Ashford Hospitality Prime for the third quarter of 2017 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 1, 2017 and may also be accessed through the Company’s website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead sir.
Introduction - Richard Stockton

Good morning and thank you for joining us.

I would like to begin my prepared remarks today by addressing some of the natural disaster-related challenges that we have faced recently. Four of our thirteen hotels were significantly impacted by hurricanes in the Caribbean and wildfires in Northern California in the past few months.

On September 6th, Hurricane Irma was the first Category 5 hurricane to ever make landfall on the US Virgin Islands and its impact on that area has been significant. Our Ritz-Carlton St. Thomas received substantial damage from the storm and our team has been working diligently, along with the Ritz-Carlton property management team, to assess the damage, develop a comprehensive restoration plan, and assist in the recovery effort. Three of the six guestroom buildings on the property sustained extensive damage, and we currently have 73 of the property’s 180 guest rooms available and in service. These rooms are mostly being occupied by those assisting in the recovery effort. We expect that the recovery at this property could take up to two years.

The Florida Keys were also significantly impacted by Hurricane Irma and our Pier House Resort in Key West also sustained some damage. The damage at Pier House was less extensive than at the Ritz-Carlton

St. Thomas and currently all of the property’s guest rooms are available and in service. We expect Key West to recover much more quickly than St. Thomas.

During the quarter, we booked insurance deductibles for both property and business interruption of $4.6 million related to both Hurricane Irma and Maria that we have added back for purposes of our non-GAAP metrics.

During the month of October, we also experienced disruption at two of our properties due to the Napa Valley wildfires. While none or our guests or associates were injured, and neither of our two Yountville properties suffered direct damage, tourism demand in that market was negatively impacted and we did experience a 24 hour power outage. We will be claiming business interruption losses against our insurance policy due to this event. Our uninsured losses for this event are not expected to exceed $500,000.

I’m very proud of our entire asset management team, led by Jeremy Welter, and our property management teams at the Ritz-Carlton St. Thomas, Pier House Resort, Bardessono and Hotel Yountville. They have shown tremendous energy, perseverance and of course hospitality, under very difficult circumstances. Our hotels are businesses that never close. They are open 24/7. And these properties stayed open during these events. They served as a refuge for displaced residents and provided lodging for first responders and recovery personnel. Our risk management team continues to work diligently with our insurance carriers to minimize the P&L impact on the company through advances against our policies.

Now I would like to discuss our operating results. For the quarter, our comparable RevPAR for all hotels not under renovation, which excludes the Ritz Carlton St. Thomas, the Pier House Resort and the Courtyard San Francisco, decreased 2.9%, and comparable Hotel EBITDA for the same portfolio decreased 7.1%. We reported Adjusted EBITDA of $26 million, which reflected an 18.3% growth rate over the prior year, and AFFO per share of $0.37. Our results were negatively impacted by the hurricanes, renovation disruption at our Courtyard San Francisco, and a difficult year-over-year comp at our Courtyard Philadelphia, which had the benefit of the Democratic National Convention in July 2016.

Turning to our strategic plan, in January of this year we announced a revised strategy with a focus of investing solely in the luxury segment. Evidence has shown the luxury segment has had the greatest RevPAR growth over the long term, which can translate into superior shareholder returns. We believe that clearly aligning our platform with this segment will differentiate us relative to our REIT peers. Additionally, as part of our revised strategy, we identified four hotels - the Courtyard Philadelphia, Courtyard San Francisco, Renaissance Tampa and Marriott Plano - that were designated as non-core to the portfolio. We stated that our intent was to either reposition or opportunistically sell these hotels. We’ve made considerable progress in this area.

In June, we entered into an agreement with Marriott to convert the Courtyard Philadelphia Downtown hotel to an Autograph Collection property. The agreement with Marriott calls for the Courtyard to be converted to an Autograph by June 30, 2019 pursuant to a conversion Product Improvement Plan currently estimated to cost approximately $23 million. We believe that post-conversion, the new Autograph property should realize a $25 RevPAR premium to the current Courtyard hotel and that its estimated $23 million investment should yield an approximate 19% unlevered internal rate of return.

Last night, we announced plans to also convert the Courtyard San Francisco Downtown hotel to an Autograph Collection hotel. The plan calls for the Courtyard San Francisco to be converted to an Autograph hotel by December 2019 pursuant to a conversion Product Improvement Plan currently estimated to be approximately $30 million - incremental to capital projects already underway - including updates to the guestrooms, guest bathrooms, corridors, lobby, restaurant, facade, and meeting space - which will create a distinctive theme and style for the property that is commensurate with the Autograph product. We believe that post-conversion, the new Autograph property should realize a $50 RevPAR premium to the current Courtyard hotel and that our estimated $30 million investment should yield an approximate 20% unlevered internal rate of return.

We also announced that we completed the sale of our Marriott Plano Legacy hotel in Plano, Texas for $104 million, which represented an attractive all-in cap rate of 7.7%. Additionally, we announced that we have begun marketing for sale our Renaissance Tampa hotel, and we hope to have more news for you on that process in the near future. We are pleased to announce this finalization of our strategy for our non-core hotels.

During the quarter, we were also able to refinance the mortgage on our Bardessono property and significantly lower the interest rate, resulting in approximately $1 million of expected annual interest savings. Combined with the refinancing we completed in January of this year, year-to-date, we have achieved approximately $13 million in expected annual interest and principal payments savings. This is another example of our team taking advantage of favorable market conditions to proactively manage our balance sheet and add value to our platform.

Turning to capital expenditures, we expect renovation activity to pick up in the fourth quarter with five of our hotels under renovation, including the two impacted by Hurricane Irma. Additionally, we have rooms renovations at our Sofitel Chicago and Courtyard San Francisco, and meeting space renovations at our Capital Hilton.

While this was a disappointing quarter in some ways, none of the issues that we faced impact the medium to long-term outlook for our portfolio, and we believe we are well-positioned to outperform. In conclusion, we believe we have made great progress in the first nine months of this year in advancing our revised strategy. Going forward, our team will continue to focus on enhancing shareholder value by delivering solid operational performance and continuing to execute on all aspects of our business plan.

I will now turn the call over to Deric.

Financial Review -Deric Eubanks
Thanks, Richard.

For the third quarter of 2017, we reported a net loss attributable to common stockholders of $2.7 million or $0.09 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.37 compared with $0.38 for the same quarter last year.

Adjusted EBITDA for the quarter was $26.0 million compared to $22 million in the prior year quarter.

For purposes of calculating Adjusted EBITDA and AFFO this quarter, we added back the uninsured costs associated with the hurricanes. Those expenses totaled $4.6 million. We also booked an insurance receivable of $19 million during the quarter, however, we expect this number to change over time as we continue to work with our insurance carriers to assess the physical damage and business interruption claims.

At quarter's end, we had total assets of $1.5 billion. We had $914 million of mortgage debt, of which $48 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt had a blended average interest rate of 4.0% and was almost entirely floating rate. All of our floating rate debt has interest rate caps in place. As of the end of the third quarter, we had approximately 45% net debt to gross assets and our trailing 12-month fixed charge coverage ratio was 2.1x.

All of our debt is non-recourse, property-level debt, and our next hard debt maturity is not until 2019. We ended the quarter with net working capital of $146 million.

As of September 30, 2017, our portfolio consisted of 13 hotels with 3,743 net rooms.

Our share count currently stands at 37.3 million fully diluted shares outstanding, which is comprised of 31.9 million shares of common stock and 5.4 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a third quarter 2017 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 6.6% based on yesterday’s closing price, one of the highest in the lodging REIT space.

On the capital markets front, in August, we refinanced the mortgage loan on the Bardessono Hotel & Spa with an existing outstanding balance totaling $40 million. The new loan totals $40 million and has a five-year term. The loan is interest only and provides for a floating interest rate of LIBOR + 2.55%. The new loan is expected to result in annual interest savings of approximately $1 million, and when combined with the refinancing that we completed back in January, should result in over $13 million of annual interest savings.

We continue to see attractive debt financing markets for high quality, stabilized hotels such as ours and will continue to assess our portfolio for additional refinancing opportunities.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio declined by 2.9% for all hotels not under renovation during the third quarter. Year-to-date, Comparable RevPAR for hotels not under renovation has grown 1.1%. For the third quarter, Hotel EBITDA flow-through for the entire portfolio was strong at 72%. Year-to-date Hotel EBITDA flow-through has been even stronger at 108%.

This quarter’s best performing asset was the Renaissance Tampa, which grew RevPAR by 9.9%, driven by occupancy growth of 6.0% and rate growth of 3.7%. This robust RevPAR growth resulted in the property increasing share relative to both its competitors and the upper upscale Tampa/St. Petersburg market by 580 basis points. July and August were strong group months, with an additional 2,000 group room nights compared with 2016, driven by two long length-of-stay groups: the Tampa Bay Buccaneers and the HBO TV series Hard Knocks. Later during my comments, I will address the impact the hurricanes had at Ritz Carlton St. Thomas and Pier House; however, Renaissance Tampa benefited from people relocating to west Florida as Hurricane Irma approached. Not only did we increase the top line, but Hotel EBITDA flow-through was also 317% during the third quarter and margins increased by 28%, resulting in a $293,000, or a 30.8%, increase in Hotel EBITDA. This strong bottom line performance was primarily due to productivity increases related to the long length-of-stay groups.

In addition to the outstanding performance of the Renaissance Tampa, I want to briefly mention that our next best performing asset, Bardessono, grew RevPAR 3.3% during the third quarter, on the back of 8.4% rate growth. This RevPAR growth represents a 510 basis point increase in RevPAR relative to the luxury northern California market. Driving rates aggressively on weekends was the main contributor to the increase in RevPAR relative to the market and competitors. Hotel EBITDA growth of 11.9% during the quarter made this property one of the top performers in our portfolio, with a stellar 210% Hotel EBITDA flow-through. In addition to tight expense management, some of Bardessono’s strong bottom line performance can also be attributed to complexing positions with Hotel Yountville, including GM, Director of Sales, Controller, Chief Engineer, Food and Beverage Director, Spa Director, Revenue Director, Executive Chef, and personnel in the Human Resources department. Since the acquisition of this property in 2015, RevPAR has grown 16%.

I would now like to discuss Hotel Yountville’s performance during its first full quarter under our ownership. We closed the acquisition in the middle of the second quarter and have experienced some expected disruption due to the management handover. More specifically, RevPAR declined for the third quarter by 6.7%. We now have our sales team and revenue processes in place and are in a position to maximize future revenues and profits. Excluding property taxes, which increased due to a reassessment upon sale, expense management during the quarter would have led to healthy Hotel EBITDA flow-through. We are now able to work cooperatively with certain groups that might desire to utilize both of our properties in the market.

As Richard discussed, Hurricane Irma significantly impacted both the Ritz-Carlton St. Thomas as well as Pier House. Third quarter RevPAR at the properties declined by 10.8% and 23.9%, respectively. These two properties lowered our portfolio’s RevPAR for the quarter by 140 basis points. Despite the challenging top line performance, both properties were able to maintain profitability. Pier House managed to mitigate losses and recorded 55% Hotel EBITDA flow-through for the third quarter while the Ritz Carlton St. Thomas grew Hotel EBITDA by $617,000, or 575%, with Hotel EBITDA flow-through of 174%. Most of the damage sustained by Pier House was landscaping while water did get into the building down to the 3rd floor and a dozen or so rooms were initially out of order-including a number of suites. The new landscaping should be completed during the fourth quarter and all rooms came back online during October. The damage at the Ritz Carlton St. Thomas was much more extensive. Three of the guestroom buildings sustained significant roof damage, resulting in substantial water intrusion. Currently, there are only 73 rooms in service. This number is not expected to materially increase until the completion of an extensive rebuild of the damaged guestrooms over the course of 2018 and 2019. Reservations for typical guests are currently closed until January 2019, but we are hosting recovery-related business, such as government employees and insurance adjusters; however, it is important to note that we have sufficient property and business interruption insurance over reasonable deductibles that will help to make us whole.

Additionally, the performance of the Courtyard San Francisco Downtown continues to be impacted by the ongoing rooms renovation at the property and the renovation of the Moscone Convention Center. Citywide room nights were down 43% compared with last year, but the hotel managed to increase its citywide consumption by 11%. During the quarter, RevPAR decreased 10.5% resulting in a revenue decrease of $896,000, or 8.3%. Despite these top line challenges, Hotel EBITDA grew $472,000 with 153% Hotel EBITDA flow-through. In addition to the convention center renovation, the property’s guestroom renovation began early in the first quarter of 2017 and will continue into the second quarter of 2018, with approximately 52 rooms out of order every day during the third quarter of 2017; however, we are very excited about the upcoming conversion of the Courtyard San Francisco Downtown to an Autograph Collection hotel by December 31, 2019. While this hotel increased EBITDA margins 22.6% during the third quarter, its conversion is anticipated to boost RevPAR significantly and more closely align the property with our corporate strategic vision. We anticipate spending approximately $70,000 per key in incremental capital expenditures on repositioning the guestrooms, guest baths, lobby, restaurant and bar, and façade; and Marriott will continue to manage the property following its conversion. We are thrilled and excited to be able to participate in this compelling investment opportunity to better reposition our hotel both within our portfolio as well as in the downtown San Francisco area.

I would also like to call attention to Sofitel Chicago, where hotel RevPAR declined by 11.3% during the third quarter. Group room nights declined by 1,800 compared with the third quarter of 2016, leading the hotel to offset the lost business with lower-rated airline crews and discount business. In addition, the Chicago market continues to see a significant increase in luxury supply. Hotel EBITDA was also negatively impacted by the lower rates and reduction in banquet volume from the group shortfall. We are heavily engaged at the highest levels of the North American operations team at Accor Hotels in order to optimize the performance of the property and sustain success, and 2018 group rooms revenue pace relative to the same time last year is up over 15%.

Lastly, the Courtyard Philadelphia Downtown’s top line results for the third quarter were an aberration driven largely by the city hosting the Democratic National Convention in 2016. RevPAR during the third quarter declined by 22.8%. Group room night impact due to citywide shifts was 3,300 and the group rate impact was -27%. Due to the lack of group base, transient rate also declined 18% during the third quarter. In total, the Democratic National Convention negatively impacted revenues by $1.1 million. This one-off year-over-year comparable does nothing to dampen our excitement regarding the future conversion of this hotel to the Autograph Collection.

During the remainder of 2017, we will continue to invest in our portfolio to maintain competitiveness. In total, excluding renovation work associated with covered events, we estimate spending approximately $40-50 million in capital expenditures during the year, which primarily will be comprised of the guestroom renovations at the Courtyard San Francisco and Sofitel Chicago. We also plan to renovate the meeting space at the Capital Hilton. Additionally, we have identified several highly accretive opportunities to add additional keys within our portfolio. Specifically, we added three guestrooms at the Marriott Seattle Waterfront during the quarter. During 2018, we plan to add three guestrooms at the Bardessono Hotel and five guestrooms at the Courtyard San Francisco. On a final note, we are expecting supply growth in our markets to be approximately 2.8% over the next twelve months and approximately 2.5% over the following twelve months.

This concludes our prepared remarks, and we will now open the call up to your questions.

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Richard Stockton

Thank you for joining us on our third quarter earnings call and we look forward to speaking with you again on our next call.